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                                                                     EXHIBIT 4.6

                             Consulting Agreement

This Agreement is Effective as of this 23rd day of March, 2001, by and between SEMOTUS SOLUTIONS, INC., a Nevada corporation (hereinafter "Semotus"), with an address at1735 Technology Drive, Suite 790, San Jose, CA 95110, and VISION SELLING, LLC, a New Jersey Limited Liability Company, (hereinafter "Consultant" or "Independent Contractor"), with an address at 900 Briggs Road, Suite # 101A, Mount Laurel, NJ 08054.

WHEREAS, the Consultant desires to provide services to Semotus, and Semotus desires to retain Consultant to provide such services for the compensation as set forth in Section 2 and in accordance with the terms and conditions specified in this Agreement.

NOW, THEREFORE, Consultant and Semotus hereby agree as follows:

Such services shall be rendered on a non-exclusive basis. Consultant shall act as an independent contractor to Semotus and not as an agent, employee, partner, affiliate, or co-joint venturer of Semotus. The terms of this Agreement are set out below:

1.   Services.  Independent Contractor will perform specific sales functions and
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services.  The scope of Independent Contractor's services hereunder shall be limited those described in Exhibit A; Independent Contractor's services does not extend to directly and/or solely presenting to or negotiating with Customers.

  Reports. Consultant shall furnish Semotus with such written reports of the services performed hereunder as Semotus shall reasonably require. Any reports prepared and furnished by Consultant to Semotus hereunder shall be the property of Semotus and may be used by Semotus without an additional charge.

2.   Compensation.
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         a.  Semotus agrees to pay Independent Contractor for its services in the form of shares of restricted common stock, not to exceed a total amount of 30,700 shares. Semotus shall also file a Form S-3 Registration Statement (the "S-3") and include such shares in it. After such shares are registered under the S-3, Independent Contractor shall have the right to sell, pursuant to the S-3, seven thousand dollars ($7,000) worth of such shares per month; the value of the shares shall be based on the closing price of Semotus' common stock on the last day of each month.

         b. Semotus also agrees to issue Independent Contractor a total of fifty thousand (50,000) options to purchase shares of Semotus common stock with an exercise price equal to the Effective Date of this Agreement, and with contingent vesting, based on the revenues earned by Semotus, Cross Communications, Inc. and Wares On The Web, Inc. (together, the "Combined Entities"), and having the following vesting schedule:

                 i. Fifty percent (50%), or twenty five thousand (25,000) options, shall vest at the end of the six month anniversary of the grant, if the Combined Entities' revenues in one full month, between and including Month's one through six, are greater than four hundred thousand dollars ($400,000);
                 ii. Fifty percent (50%), or twenty five thousand (25,000)
                     options, shall vest at the first annual anniversary date of the grant if the Combined Entities' revenues in one full month, between and including Month's seven through twelve, are greater than seven hundred and fifty thousand dollars ($750,000).

         Months one through twelve, above, are considered the full months, respectively, after the Effective Date of this Agreement.

         The compensation specified in this Paragraph 2 (a) and (b) shall constitute Consultant's sole compensation hereunder.

3.   Expenses.  Independent Contractor shall be responsible for all costs and
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expenses incident to the performance of the services described hereunder, including but not limited to, all costs of its employees'
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salaries, equipment, hardware, software, fees, fines, licenses, taxes, communications, travel and all other costs of doing business. Subject to supervisor pre-approval, Semotus may reimburse Independent Contractor for out-of-pocket expenses incurred by Independent Contractor in performing its services hereunder.

4.   Term and Termination. The term of this Agreement shall commence on the date
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hereof and end twelve months thereafter. This Agreement may be renewed upon mutual written agreement of Independent Contractor and Semotus. Either party shall have the right to terminate this Agreement only during the first 90 days from the Effective date of this Agreement; any termination must be with 30 days prior written notice. Semotus agrees to pay Independent Contractor any fees specified in paragraph 2(a) if the events specified therein shall occur during the term of this Agreement. Independent Contractor agrees to return any unearned shares of stock that it was issued, or the money value of such shares (based on the closing price of the stock on the date Independent Contractor terminates or ceases work under this Agreement for any reason) to Semotus should Independent Contractor terminate this Agreement or cease providing its services under this Agreement for any reason. Any obligation pursuant to this Paragraph 4 shall survive the termination or expiration of this Agreement.

5.   Non-Disclosure. Each party agrees that, except as compelled by law, it will
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not disclose the services or advice to be provided by Independent Contractor under this Agreement publicly or to any third party without the prior written approval of the other party.

6.   No Authority to Bind.  In providing the Services, Independent Contractor
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acknowledges that it shall have no authority to bind Semotus in any respect.

7.   Confidentiality.  Any and all information, in any form, other than
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information intended for public distribution, given by Semotus to Independent
Contractor shall be treated as confidential, whether or not it is labeled as such. This information shall be treated in a manner no less restrictive than the strictest procedures used by Independent Contractor to protect its own confidential information. Independent Contractor agrees not to disclose this information to others except to those employees, directors, agents, or representatives who are required to have the information in order to carry out the contemplated purposes described in this Agreement. Such purposes include dissemination of the business plan and other appropriate materials to potential acquisition candidates. Independent Contractor agrees to notify Semotus in writing of any misuse or misappropriation of such confidential information. Independent Contractor's obligation under this paragraph shall survive for two years after the termination of this Agreement. Any materials or documents which have been furnished to Independent Contractor in accordance to this Agreement will be promptly returned at Semotus's request, or upon termination of the Agreement.

8.   Indemnification.  Independent Contractor agrees to indemnify, defend and
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hold harmless Semotus, its affiliates, customers, employees, successors and assigns (all referred to as "Semotus") from and against any and all losses, damages, claims and expenses (including reasonable attorney's fees) that arise out of or result from any acts, statements, representations or guarantees made to a third party by Independent Contractor that are beyond the scope of this Agreement. Semotus agrees to indemnify, defend and hold harmless Independent Contractor, its affiliates, customers, employees, successors and assigns (all referred to as "Semotus") from and against any and all losses, damages, claims and expenses (including reasonable attorney's fees) that arise out of or result from any acts, statements, representations or guarantees made to a third party by Semotus that are beyond the scope of this Agreement.

9.   Notice.  All notices and other communications provided for hereunder shall
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be in writing and shall be mailed, faxed or e-mailed to such party at its address as set forth below or at such other address as shall be designated by such party in a written notice complying with the terms set out in this Paragraph 8. Such notices shall be effective upon receipt.

10.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of California without regard to the conflict of laws or provisions thereof and may not be amended or modified except in a writing signed by both parties.

11.  Binding Effect; Assignment.  This Agreement and all rights, liabilities and
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obligations hereunder shall be binding upon and inure to the benefit of each party's successors, but may not be assigned without the prior written approval of the other party.
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12.  Entire Agreement.  This Agreement represents the entire Agreement between
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the parties and may not be modified or amended except in writing signed by both parties.

13.  Severability.  If any provision of this Agreement shall be held or made
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invalid by a status, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.  Arbitration.  In the event a disagreement between the parties cannot be
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resolved, the parties mutually agree to resolve any conflicts through arbitration proceedings. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any such controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principle. Arbitration shall take place at San Jose, California or any other location mutually agreeable to the parties. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes.

15.  Miscellaneous.  As used herein, references in the singular shall, as and if
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appropriate, include the plural.

16.  Captions.  All paragraph headings are for convenience of reference only,
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and do not form part of this Agreement and shall not affect in any way the meaning or interpretation for this Agreement.

17.  Survival. Sections 4 through 14 shall survive the termination or expiration
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of this Agreement.

18.  Fax Signatures. The parties hereby agree that signatures transmitted and
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received via facsimile or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

19.  Covenant Not-To-Hire-Consultants-Employees. Both Parties agree that, during
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the term of this Agreement and / or the one (1) year period following the termination thereof, howsoever arising, neither Party shall, whether directly or indirectly, in any way for its own account of for the account or any other person, venture, firm, business, corporation or enterprise, as employee, officer, director, stockholder, proprietor, partner, or in any other capacity, offer employment to any employee, agent or representative of the other Party or attempt to induce or cooperate with any other party in an attempt to induce or entice any employee, agent or representative of the other Party to leave the employ of such Party.

20.  Provision of a Wireless Device and Office Space. Semotus shall provide the
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Independent Contractor's President with one RIM 957 including its basic monthly operating fees. Consultant will have the option to use a dedicated private office at the Wares On The Web office in New Jersey, as needed, but Consultant shall work at Consultant's office otherwise.

21.  Promotional. Consultant may refer to this Agreement and the fact that it is
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a consultant for Semotus in its normal promotional efforts, literature, web sites and email communications. Press Releases shall require prior contextual approval, in writing, by Semotus.


Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed letters in the space provided and returning them to use for execution, whereupon we will send you a fully executed original letter which shall constitute a binding agreement as of the date first written above.

                                Vision Selling, LLC

                                By:_______________________
                                         Byron Druss
                                         President


                                Date:_____________________

Agreed to and accepted
as of the above date.

Semotus Solutions, Inc.


By:_______________________________
        Anthony LaPine
        Chief Executive Officer

Date:_____________________________
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EXHIBIT A

                                   SERVICES

          Consultant shall perform the following sales services. Services include, but are not limited to:

          (a) Developing sales strategies and tactics in the form of goals, models and leadership.

          (b) Assisting in hiring and developing Sales & Marketing staff. (All final hiring decisions will be made by Semotus, and Semotus shall do any actual hiring itself)

          (c)   Providing strategic assistance to the President of Semotus.

          (d) Participate in executive operations involving financing, mergers and other key planning issues effecting sales planning, execution and valuation.

          (e) Developing Service Level Agreements with Sales & Marketing vendors, including, but not limited to:

                    I.    Sales Force Automation vendor(s)
                    II.   Lead Generation or Telesales vendor(s)
                    III.  Staff Recruitment agencies
                    IV. Professional Sales Trainers for Sales & Marketing Personnel
                    V.    Sales Team Effectiveness and Empowerment Training

                (All Agreements developed by Consultant shall not be binding and shall require final approval by Semotus. Consultant shall not have the authority to bind Semotus in any way, as set forth in
                Section 8 of this Agreement.)